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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of InfoSpace.com, Inc.
Redmond, Washington

  We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-62323) of InfoSpace.com, Inc. on Form S-1 of our report dated August 25, 1998 (November 13, 1998 as to Notes 4 and 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 10), on the consolidated financial statements of InfoSpace.com, Inc. and subsidiary and of our report dated July 27, 1998 on the financial statements of Outpost Network, Inc. appearing in the Prospectus, which is a part of the Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

November 17, 1998